Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-210968) pertaining to the 2012 Employee Stock Purchase Plan, as amended, of Hologic, Inc. of our reports dated November 17, 2016, with respect to the consolidated financial statements of Hologic, Inc., and the effectiveness of internal control over financial reporting of Hologic, Inc. included in Hologic’s Annual Report (Form 10-K) for the year ended September 24, 2016 which was filed with the Securities and Exchange Commission on November 17, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts
June 29, 2017